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                      PLATINUM UNDERWRITERS HOLDINGS, LTD.
                             The Belvedere Building
                               69 Pitts Bay Road
                            Pembroke, Bermuda HM 08

                                                          September 22, 2005


Securities and Exchange Commission
Division of Corporation Finance
Mail Stop 6010
100 F Street, N.E.
Washington, D.C. 20549
Attention: Song P. Brandon

              Re:  Platinum Underwriters Holdings, Ltd.
                   Platinum Underwriters Finance, Inc.
                   Registration Statement on Form S-4
                   Registration No. 333-126883
                   ------------------------------------

Ladies and Gentlemen:

      Pursuant to Rule 461 under the Securities Act of 1933, Platinum Underwriters Holdings, Ltd. and Platinum Underwriters Finance, Inc. hereby respectfully request that the effective date of the above-captioned Registration Statement be accelerated to 12:00 p.m. Eastern Time, on Monday, September 26, 2005, or as soon thereafter as practicable.


                                      Platinum Underwriters Holdings, Ltd.

                                      By: /s/ Michael E. Lombardozzi
                                          -----------------------------------
                                          Name:  Michael E. Lombardozzi
                                          Title: Executive Vice President,
                                                 General Counsel and Secretary

                                        Platinum Underwriters Finance, Inc.

                                        By: /s/ Michael E. Lombardozzi
                                            -----------------------------------
                                            Name:  Michael E. Lombardozzi
                                            Title: Executive Vice President,
                                                   General Counsel and Secretary


cc:  Jeffrey P. Riedler
     Assistant Director

     Linda E. Ransom
     Jonathan L. Freedman
     Dewey Ballantine LLP